Exhibit 99.1

Consent of Director Nominee

Innovative Industrial Properties, Inc. (the “Company”) is filing a Registration Statement on Form S-11 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Company’s initial public offering. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a future member of the Board of Directors of the Company in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Gary M. Malino

Name:	Gary M. Malino

Date:	10/3/16